EXHIBIT 99.1

[SOUTHERN MICHIGAN BANCORP, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE
CONTACT: JOHN H. CASTLE
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Coldwater, Michigan, February 26, 2004: Southern Michigan Bancorp, Inc. (OTCBB: SOMC) reported net income of $802,000, or $.43 per share, for the quarter ended December 31, 2003. Net income for the same quarter a year ago was $246,000, or $.13 per share. The results represent a 226.0% increase in net income over the same period last year.

Net income for the year ended December 31, 2003 was $3,263,000 compared to $1,033,000 at December 31, 2002, an increase of 215.9%. Net income per share for the year ended December 31, 2003 was $1.77 compared to $.55 for 2002.

At December 31, 2003 Southern Michigan Bancorp had total assets of $321,587,000, total loans of $233,070,000, deposits of $254,701,000 and stockholders equity of $26,358,000.

Southern Michigan Bancorp, Inc. is a holding company and parent company of Southern Michigan Bank and Trust. Southern Michigan Bank & Trust operates 10 offices throughout southern Michigan. For more information, please visit our website, www.smb-t.com.